October 23, 2023

Michelle Gill

Dear Michelle,

We have enjoyed getting to know you better and understanding how your experience, expertise and leadership approach aligns with helping PayPal Holdings, Inc. (“PayPal Holdings”) and its consolidated subsidiaries (collectively, “PayPal”) on our mission to democratize financial services and improve the financial health of individuals, families, businesses and communities around the world. We are excited at the prospect of you joining as a leader at PayPal, and we are pleased to offer you, on the terms set forth in this offer letter (this “Letter”), the full-time, exempt position of Executive Vice President, Small Business General Manager, currently reporting to PayPal's President and Chief Executive Officer (the "Chief Executive Officer").

Through this Letter, I will present the specifics of your job offer and compensation package, including legal terms and conditions. As discussed, this compensation package is subject to the approval of the Compensation Committee of the Board of Directors of PayPal Holdings (the "Compensation Committee"). Please review this Letter and sign where noted, via DocuSign. Should you have any questions, please reach out to Bimal Patel (bimal@paypal.com).

Your Compensation Package

Salary and Bonuses

At PayPal, we pride ourselves on offering a competitive total rewards package. Your annual base salary will be $750,000 (paid bi-weekly at approximately $28,846 per pay period, less applicable deductions and tax withholdings).

You will be eligible to participate in the PayPal Annual Incentive Plan for a specified fiscal year ("AIP"), subject to the terms and conditions of the AIP for each fiscal year as determined by the Compensation Committee. AIP is an annual bonus that is calculated based on your individual achievement as well as company performance for the year. The AIP performance period is from January 1 through December 31. Your target bonus for the AIP is 125% of your annual base salary, generally pro-rated based on your start date with a PayPal company ("start date") and days of service in an AIP-eligible position during the AIP performance period. There is no guarantee any AIP bonus will be awarded or received, and any actual bonus will be determined after the end of the AIP performance period. Any AIP bonus, even if it is made repeatedly or regularly and whatever its amount, can never lead to a vested right for you, the employee.

To be eligible to receive any AIP bonus, you must be employed before October 1st of the applicable AIP performance period, and you must remain employed on the date the bonus is paid, subject to applicable laws. If your start date commences on or after October 1st, your eligibility to participate in the AIP will begin on January 1st of the following calendar year. Therefore, the first year that you may be eligible to participate in the AIP is 2024 and you will not be eligible to receive any AIP bonus based on the 2023 performance period. Any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time. Further, the bonus plan that you are eligible to participate in may change over time. You acknowledge and agree that PayPal may substitute the plan referenced in this Letter and any contract of employment or any offer documentation, as it determines in its sole discretion from time to time.

In addition, PayPal is also offering you the following:
•A one-time sign on bonus of $2,000,000 (less applicable deductions and tax withholdings) (the “Sign On Bonus”). The Sign On Bonus will be paid in two installments: $1,000,000 will be payable within the first two pay periods following your start date and $1,000,000 will be payable within two pay periods following the six month anniversary of your start date.

The Sign On Bonus is subject to a couple conditions: (1) you need to be employed with PayPal on the date of each payment, otherwise you will not earn or receive the Sign On Bonus, and (2) if you resign or

PayPal terminates your employment for cause before the designated date(s) in the attached Repayment Agreement, the Sign On Bonus will not be earned, and is subject to repayment to PayPal. Details are in the attached Repayment Agreement.

•As a PayPal executive, you will also be eligible to receive the initial equity grants summarized in the table below (the "Initial Equity Grants"), subject to approval by the Compensation Committee. You will also be eligible to receive additional annual equity grants beginning in 2025, depending on your performance as assessed by the Chief Executive Officer and subject to approval by the Compensation Committee.

The grant date for the Initial Equity Grants that are RSUs (including the RSUs and the Sign-On Incentive RSUs) is expected to be on or around the 15th of the month following the month of your start date, while the grant date for the Initial Equity Grants that are PBRSUs is expected to be in early 2024. For the avoidance of doubt, you will not be eligible to receive any annual equity grants from PayPal in calendar years 2023 or 2024 aside from the Initial Equity Grants.

Equity grants are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related documents.

Grant	Value	Vesting Schedule
Restricted Stock Units ("RSUs")	USD $6,250,000
The value of the RSUs will be converted into a number of PayPal shares based on an average PayPal stock closing price for the 30 trading days prior to the grant date of the RSUs (the "Trailing Average"). Specifically, the Value set forth in this row of the table will be divided by the Trailing Average and rounded down to the nearest whole share to arrive at the number of RSUs.

One-third (1/3) of the RSUs subject to the award will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the RSUs subject to the award vesting on each quarterly vest date thereafter, such that the RSUs shall be fully vested on the third anniversary of the grant date, conditioned in each case upon your continued employment with a PayPal company.

Sign-On Incentive RSUs (the “Sign-On Incentive RSUs”)	USD $2,000,000
The value of the Sign-On Incentive RSUs will be converted into a number of PayPal shares based on the Trailing Average. Specifically, the Value set forth in this row of the table will be divided by the Trailing Average and rounded down to the nearest whole share to arrive at the number of Sign-On Incentive RSUs.

One-third (1/3) of the Sign-On Incentive RSUs subject to the award will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the Sign-On Incentive RSUs subject to the award vesting on each quarterly vest date thereafter, such that the Sign-On Incentive RSUs shall be fully vested on the third anniversary of the grant date, conditioned in each case upon your continued employment with a PayPal company.

Performance-based Restricted Stock Units ("PBRSUs")	Target value of USD $6,250,000
The target value of the PBRSUs will be converted into a number of PayPal shares based on the Trailing Average. Specifically, the Value set forth in this row of the table will be divided by the Trailing Average and rounded down to the nearest whole share to arrive at the target number of PBRSUs.

Any PBRSUs earned based on PayPal Holdings’ performance over the three-year (2024-2026) performance period based on metrics and targets set by the Compensation Committee will vest and be settled in March of the year immediately following the performance period, conditioned upon your continued employment with a PayPal company.

Please note: The above is only a summary of the Initial Equity Grants and the Initial Equity Grants are subject to the approval of the Compensation Committee. You will be notified by E*TRADE to set up your account and will be prompted to accept your grants online once they are approved and processed.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Insider Trading Agreement carefully and execute the online certification through our SilkRoad Onboarding Portal to submit it to PayPal’s Human Resources team.

Benefits

You will also be eligible to receive benefits from PayPal. Please refer to the benefit plan documents for more details, including eligibility. Details about PayPal benefits, including the Employee Stock Purchase Program, 401(k), Sabbatical Program, and Tracking-Free Vacation, are available here: https://www.paypalbenefits.com/us Let us know if you have questions about any of them.

Since you will be part of PayPal’s executive team, you’re also eligible to participate in the PayPal Holdings, Inc. Deferred Compensation Plan

The above is just an overview. For more details and plan limitations, please review the Summary Plan Descriptions, plan documents, program summaries or grant agreements. You’ll see that we’re serious about offering a generous benefits package, though PayPal reserves the right to make changes or cancel any benefits at any time, in PayPal’s sole discretion.

Workplace

You will be required to meet the expectations for onsite work at a PayPal office as directed by the Chief Executive Officer.
Terms and Conditions

This offer is contingent upon the results of your background verification and reference checks, as PayPal deems appropriate, in its sole discretion.

Under federal immigration laws, PayPal is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by a written agreement signed by the Chief Executive Officer or his authorized delegate. Your employment conditions, job responsibilities, compensation and benefits may be adjusted by PayPal from time to time in its sole discretion.

Although your employment with PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice, as a part of PayPal’s executive team, you may be eligible for severance in certain circumstances pursuant and subject to the terms and conditions of any applicable severance program, policy or plan that PayPal may maintain from time to time. In particular, effective beginning on your start date, you will be eligible to participate in the PayPal Holdings, Inc. Executive Change in Control and Severance Plan as amended and restated effective as of September 27, 2021, as it may be amended or restated from time to time. PayPal reserves the right to make changes or cancel any program, policy, plan and benefit at any time, in PayPal’s sole discretion.

By executing this Letter, you certify that you are not subject to any restrictive covenants or obligations that would prevent you from fully performing your duties for PayPal.

You acknowledge and agree that you will be subject to any PayPal compensation recovery, "clawback" or similar recoupment policy as currently in effect or as may be adopted by PayPal, in each case, as amended from time to time, including without limitation as it may be amended by PayPal to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, to the extent that PayPal determines any such policy is applicable to you pursuant to its terms.

Kindly indicate your consent to this Letter by signing and returning a copy through DocuSign. In addition to this Letter, other important documents, including the Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement, outline additional terms and conditions of your employment. These documents will be provided to you for signature via our online candidate portal, SilkRoad. Please be sure to thoroughly review these documents prior to signing. These documents must be signed and returned prior to your start date.

Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications. In accepting this offer and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this Letter.

We respect the privacy of all employees and will comply with all applicable laws regarding processing of personal information. All such personal information is processed in accordance with the PayPal Employee Privacy Statement, a copy of which has been given to you in connection with this Letter. You acknowledge that you have reviewed and understand the Employee Privacy Statement.

At PayPal, we are continuing to write the next chapter in transforming the world’s digital economy. We believe the opportunities ahead of us are greater than ever, and we hope you will join us on the journey.

/s/ Alex Chriss

Alex Chriss
President and Chief Executive Officer

ACCEPTED:

/s/ Michelle Gill

Michelle Gill

10/24/2023

Date

[Signature Page to Letter]

$2,000,000 Sign On Bonus
Repayment Agreement

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the offer letter to which this Repayment Agreement is attached.

If you resign from PayPal or PayPal terminates your employment with PayPal for cause (or notice is provided related to such resignation or termination for cause):

First Payment
•On or prior to the first anniversary of the payment date of the first installment (the “First Payment”) of the Sign On Bonus, you must pay to PayPal an amount equal to 100% of the First Payment.
•After the first anniversary of the payment date of the First Payment and on or prior to the second anniversary of the payment date of the First Payment, you must pay to PayPal an amount equal to the First Payment, provided that your repayment obligation for the First Payment will be reduced by 1/24th for every full month of your active employment with PayPal following your start date.

Second Payment
•On or prior to the first anniversary of the payment date of the second installment (the “Second Payment”) of the Sign On Bonus, you must pay to PayPal an amount equal to 100% of the Second Payment.

Solely to the extent any payments you make to PayPal under this Repayment Agreement occur in the same tax year as the tax year you received the First Payment, Second Payment, or both, as applicable (the "Underlying Payment"), any repayment you owe PayPal of such Underlying Payment shall be net of actual and reasonably expected state, federal, local income and employment taxes incurred by you with respect to the Underlying Payment for the tax year in which the Underlying Payment is paid, as determined by PayPal in good faith. If any repayment you owe under this Repayment Agreement occurs in a different tax year than the tax year in which the Underlying Payment was made to you, your repayment obligation shall be with respect to the gross amount of the Underlying Payment.

For purposes hereof, “cause” shall mean any of the following, as determined by PayPal: (i) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment; (ii) an act by you that constitutes willful misconduct and that injures PayPal or any of its affiliates (collectively, the “PayPal Companies”); (iii) a material violation by you of any law or regulation relating to the business of any of the PayPal Companies; or (iv) a breach by you of your fiduciary duty to any of the PayPal Companies, except good faith expense account disputes.

ACCEPTED:

/s/ Michelle Gill
Michelle Gill

Date 10/24/2023
[Repayment Agreement]